Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated August 23, 2022 in Amendment No. 4 to the Registration Statement on Form F-1, under the Securities Act of 1933 (File No. 333-259193) with respect to the consolidated balance sheets of Kepuni Holdings Inc., its subsidiaries, and its variable interest entity (collectively the “Company”) as of December 31, 2021 and 2020, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2021, and the related notes included herein.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
February 21, 2023	Certified Public Accountants
PCAOB ID No. 1171